CHAPTER 2: CODE OF BUSINESS CONDUCT AND ETHICS

          Please note that the Firm's Code of Business Conduct and Ethics spans Chapters 2 through 6 of this Manual (collectively, the "CODE"). Chapter 2 addresses a variety of topics relating to conflicts of interest and some of the Firm's specific requirements relating to Employee conduct, Chapter 3 is the Firm's policy against insider trading and the procedures for managing material non-public information, Chapter 4 is the Firm's information barriers policy, Chapter 5 is the Firm's personal trading policy and Chapter 6 is the Firm's gifts and entertainment policy.

A. INTRODUCTION

          All Employees are expected to comply with the policies set forth in the Code. Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code's importance to the success of the Firm. If you have any questions, speak to a member of the Firm's Legal and Compliance Department. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

          The Chief Compliance Officer or General Counsel may, in their discretion, waive the applicability of any provision of the Code with respect to a given Employee, provided that such waiver is consistent with applicable law.

1. ABOUT THE CODE OF BUSINESS CONDUCT AND ETHICS

                    We at the Firm are committed to the highest standards of business conduct in our relationships with each other and with our Clients and others. This requires that we conduct our business in accordance with all applicable laws and regulations, in accordance with the highest standards of business ethics, and consistent with our fiduciary obligations.

                    Our business depends on the reputation of the Firm and, in turn, its Employees for integrity and principled business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

                    The Code is a statement of policies for individual and business conduct and does not in any way constitute an employment contract or an assurance of continued employment. As Employees of the Firm, you are employed at will even when you are covered by an express, written employment agreement. This means that, subject to applicable law and the notice requirements you may have with the Firm, (i) you may choose to resign your employment at any time, for any reason or for no reason at all, and (ii) the Firm may choose to terminate your employment at any time, for any reason or for no reason at all. Termination of employment (whether by resignation or otherwise) is subject to any covenants you may have with the Firm governing your post-termination activities.

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2. MEETING OUR SHARED OBLIGATIONS

                    Each of us is responsible for knowing and understanding the policies and guidelines contained in the Code. If you have questions, ask them; if you have ethical concerns, raise them. Our conduct should reflect the Firm's values, demonstrate ethical leadership, and promote a work environment that upholds the Firm's reputation for integrity, ethical conduct and trust.

B. RESPONSIBILITY TO OUR ORGANIZATION AND ITS CLIENTS

          Employees are expected to advance the interests of the Firm's Clients and avoid any conflicts with the interests of those Clients. As such, Employees are required to complete a conflicts questionnaire at the time their employment by the Firm commences and periodically thereafter, upon request, to help Fortress monitor any potential conflicts of interest. Employees must immediately notify the Legal and Compliance Department if the information on this questionnaire changes. This form is included as "Attachment B."

1. CONFLICTS OF INTEREST GENERALLY

                    The identification and management of conflicts of interest are commitments that the Firm has made to each of its Clients, and are fundamental considerations in all of the Firm's investment advisory activities. Broadly speaking, a conflict of interest may be present whenever the interests of an Employee or the Firm are inconsistent with, or appear to be inconsistent with, those of a Client, or when the interests of one Client appear to be inconsistent with those of another Client. Conflicts of interest, if not properly addressed, can cause serious harm to the Firm and its Clients. Even the mere appearance of a conflict of interest (I.E., where no conflict may actually exist) can call into question the objectivity of the Firm and its Employees, resulting in potentially irreversible damage to the Firm's reputation. Due to the importance of appropriately identifying and addressing potential conflicts of interest and, where possible, avoiding the mere appearance of any such conflicts, between Clients or between the Firm and its Clients, a member of the Firm's Legal and Compliance Department is dedicated to monitoring and reviewing such matters. As such, it is the responsibility of every Employee to assist in identifying actual or potential conflicts of interest associated with the Firm's investment advisory business and promptly bring any such issues to the attention of an appropriate member of the Legal and Compliance Department.

2. PERSONAL CONFLICTS OF INTEREST

                    In order to maintain the highest degree of integrity in the conduct of the Firm's business and to maintain your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your personal interests and the interests of the Firm's Clients. A conflict of interest may arise whenever your private interests interfere in any way, or even appear to interfere, with the interests of any Client, including if you take actions or have interests that make it difficult for you to objectively and effectively perform your work on behalf of the Firm. You should never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of your fellow Employees, other persons with whom we conduct the Firm's business, or the integrity of the

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Firm or its procedures. Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

     a. IMPROPER PERSONAL BENEFITS FROM THE FIRM

                    Conflicts of interest arise when any Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in or in relation to the Firm. You may not accept any benefits that have not been duly authorized and approved pursuant to Firm policy and procedure (see Chapter 6 for the Firm's Gifts and Entertainment Policy), including any Firm loans or guarantees of your personal obligations.

     b. FINANCIAL INTERESTS IN OTHER BUSINESSES

                    Employees may not have an ownership interest in any other enterprise if that interest compromises or appears to compromise the Employee's loyalty to the Firm. For example, you should not own an interest in any enterprise that is a significant competitor with our Firm (owning shares of a publicly traded financial institution with multiple business lines shall not be considered a conflict for these purposes by reason of their having some overlapping areas of business) without first clearing any transaction in the securities of such a Firm by emailing "GROUP: PERSONAL TRADING CLEARANCE". You may not own an interest in a company that does significant amounts of business with the Firm (such as an entity that is a significant source of Firm investments) without first emailing "GROUP: PERSONAL TRADING CLEARANCE" to obtain prior written approval from the Legal and Compliance Department.

     c. BUSINESS ARRANGEMENTS WITH THE FIRM

                    You may not sell to or purchase from the Firm any securities or other property, or personally participate in a joint venture, partnership or other business arrangement with the Firm without first emailing "GROUP: PERSONAL TRADING CLEARANCE" to obtain prior written approval from the Legal and Compliance Department.

     d. OUTSIDE EMPLOYMENT, DIRECTORSHIPS, OR ACTIVITIES WITH A COMPETITOR

                    Other than with the prior written consent of the General Counsel or the Chief Compliance Officer, simultaneous employment by any other entity, or serving as a director or on the creditors' committee of any company is strictly prohibited. Serving as a director or officer or on the creditors' committee of a company with publicly traded securities, for example, can create collateral issues, including potential insider trading liability, for both the Firm and the Employee serving in such capacity. Similarly, you should avoid engaging in any activity that one would reasonably expect to advance a competitor's interests over that of the Firm's. As such, it is imperative that, prior to agreeing to serve in any such capacity, Employees consult with and obtain written approval from (i) the Firm's Chief Compliance Officer or General Counsel, and (ii) his or her direct supervisor. Please note that the Firm may require that the Employee obtain indemnities from the company at issue and satisfy other conditions as a condition to approval. In general, approval for this type of activity will be rare. Such activities are subject to the Firm's Anti-Corruption Policy and may be subject to applicable state and federal anti-bribery laws, which are outlined in Chapter 7 of this Manual.

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                    Ultimately, it is your responsibility to consult with the
General Counsel or the Chief Compliance Officer and your manager to determine whether a planned activity will compete impermissibly with any of the Firm's business activities before you pursue the activity in question.

     e. CHARITABLE, GOVERNMENT AND OTHER OUTSIDE ACTIVITIES

                    The Firm encourages all Employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior approval of the Legal and Compliance Department by sending a request to "GROUP: COMPLIANCE DEPARTMENT" before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity or before running for election or seeking appointment to any government-related position. Such activities are subject to the Firm's Anti-Corruption Policy and may be subject to applicable state and federal anti-bribery laws, which are outlined in Chapter 7 of this Manual.

     f. FAMILY MEMBERS WORKING IN THE INDUSTRY

                    You may find yourself in a situation where your spouse or significant other, your children, parents or in-laws, or someone else with whom you have a familial relationship is employed by a competitor of or entity with a significant business relationship with the Firm. Such situations are not prohibited but they call for extra sensitivity to security, confidentiality and conflicts of interest.

                    There are several factors to consider in assessing such a situation, including without limitation: the relationship between the Firm and the competitor or entity; the nature of your responsibilities in respect of the Firm and those of the other person; and the access each of you has to your respective employer's confidential information. Such a situation, however harmless it may appear to you, can create problems for the Firm or you. To mitigate any potential issues, you must disclose your specific situation as soon as you are made aware of it by emailing "GROUP: COMPLIANCE DEPARTMENT" so that the Legal and Compliance Department may assess the nature and extent of any concern and how it can be managed and/or resolved.

3. POTENTIAL FIRM CONFLICTS OF INTEREST

                    There are a variety of situations in which the Firm may be viewed as having a conflict of interest, including, for example: (i) decisions about whether and how to allocate limited investment opportunities among Clients; (ii) causing a Client to enter into a transaction with another Client and (iii) making decisions for one Client that appear inconsistent with decisions made for another (E.G., buying an asset for one Client while selling the same asset for another or selling an asset of one Client while continuing to hold the same asset for another). This is not an exhaustive list of situations that may give rise to a Firm related potential conflict of interest, and you should not view it as such. It is merely intended to be illustrative of some of the ways in which potential Firm related conflicts might arise and to sensitize you to the general issue. Ultimately, each of us is responsible for helping to identify Firm related potential conflicts of interest and promptly raising them with an appropriate member of the Legal and Compliance Department.


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4. CORPORATE OPPORTUNITIES

                    Employees owe a duty to the Firm to advance its legitimate interests when the opportunity to do so arises. As such, you may not: take for yourself opportunities that are expressly offered to you based on the fact that you are an Employee of the Firm, take for yourself any limited investment opportunity that would be appropriate for one or more Clients; use corporate property, Firm information or your position for personal gain, or compete with the Firm in any manner.

5. ENTERTAINMENT, GIFTS AND GRATUITIES

                    When you are involved in making business decisions on behalf of the Firm, you must conduct such activities consistent with your duty to advance the best interests of the Firm's Clients. Employees must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence the Client's investment or financing decisions. Such activities are subject to the Firm's Anti-Corruption Policy, including its Gifts and Entertainment Policy, and applicable state and federal anti-bribery laws. Please refer to Chapter 7 of this Manual for further discussion of the Firm's Anti-Corruption Policy generally, and to Chapter 6 of this Manual for specific discussion of the Firm's Gifts and Entertainment Policy.

6. FIRM BOOKS AND RECORDS

                    You must complete all documents relating to Firm business accurately and in a timely manner. When applicable, documents must be properly authorized. You must record the Firm's financial activities in compliance with all applicable laws and accounting standards. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Firm with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

7. RECORD RETENTION REGARDING LAWSUITS OR GOVERNMENT INVESTIGATIONS

                    If any Employee becomes aware of any "Pending Legal Matter" (a "Pending Legal Matter" is any existing, threatened or imminent lawsuit, proceeding or government or regulatory investigation involving the Firm), he or she must immediately contact the Chief Compliance Officer or General Counsel (or their respective authorized designee). Once an Employee becomes aware of a Pending Legal Matter, he or she must take immediate and affirmative action to preserve all records that are potentially relevant to the Pending Legal Matter, including, but not limited to, drafts, working copies, any electronic data (including e-mail, Word documents, Excel spreadsheets, etc.) and hand written notes. A member of the Legal and Compliance Department will subsequently take steps to identify and preserve records that may be relevant to such Pending Legal Matter. Such records shall be retained until the Chief Compliance Officer or General Counsel (or their respective authorized designee) advises otherwise, whether or not this Manual or another Firm policy would otherwise provide for the destruction of such records in the ordinary course of business.

                    As appropriate, a member of the Legal and Compliance Department will notify all Employees who may have custody of relevant records and instruct them to preserve all such

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records until further notice. Once an Employee is so notified, or otherwise becomes aware of a Pending Legal Matter, he or she must immediately and affirmatively take steps to preserve, as described in the preceding paragraph, all potentially relevant records. Destruction of such records, even if inadvertent, could seriously prejudice the Employee and the Firm and could in certain cases subject the Firm and/or the individual to substantial criminal and civil liability. Any questions regarding whether a record is relevant to a Pending Legal Matter should be directed to the Chief Compliance Officer, General Counsel, or their respective authorized designee. The Firm's overall record retention policy is contained in Chapter 14 of this Manual.

8. CONFIDENTIAL INFORMATION

All Firm Employees may learn, to a greater or lesser degree, facts about the Firm's business, plans, or operations that are not known to the general public or to competitors (collectively, referred to herein as "Confidential Information"). Confidential Information includes information relating to (i) the Firm's business (including, without limitation, strategies employed by Firm Clients and their actual and contemplated investments, the financial performance, including but not limited to the track record or performance data, of any Client, or of any investment thereof, fund raising information and the identity of the equity investors in Fortress or any of its Clients, contractual arrangements, plans, tactics, policies, products, software, programs, know-how, intellectual property, market data and methods, financial reports, cost and performance data, balance sheets, portfolio information, contacts, income statements, cash flow statements, statements of shareholder equity, debt arrangements, equity structure, accounts receivable reports, accounts payable reports, and asset holdings), (ii) all corporations or other business organizations in which the Firm has or has had an investment and (iii) possible transactions with third parties, which the Firm may be under an obligation to maintain as confidential.

                    You must maintain the confidentiality of information entrusted to you by the Firm except when disclosure is authorized or legally mandated. Employees who possess or have access to Confidential Information or trade secrets must:


          o Not use the Confidential Information for their own benefit or the individual benefit of persons inside or outside the Firm.


          o Carefully guard against disclosure of Confidential Information to people outside the Firm. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the Confidential Information may be overheard, such as taxis, public transportation, elevators or restaurants. The prohibition against disclosing Confidential Information to people outside the Firm includes individuals who work for portfolio companies owned by Fortress Clients.

          o Not disclose Confidential Information to another Employee unless the Employee needs the information to carry out Firm business.

                    Please note that Confidential Information may be received by the Firm in a variety of ways, and all information may be considered confidential regardless of the method of

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delivery.  The most common methods through which Confidential Information is delivered by third parties is via hard copy documents, email and verbally. However, information may be provided by third parties in other ways, including via internet sites such as Syndtrak or Intralinks, and that information may also be of a confidential nature. In the case of Syndtrak, Intralinks, or other similar internet sites, it is customary for the provider of information on those sites to require that you "click through" a confidentiality agreement before accessing the information. Such confidentiality agreements, like all confidentiality agreements entered into by the Firm, must first be emailed to "GROUP: LEGAL NDA". Of course, regardless of whether the party sending you information considers it confidential, you are still bound by your confidentiality agreement with Fortress and are therefore prohibited from sharing such information with outside parties.

                    In addition, Confidentiality Agreements are commonly used when the Firm needs to disclose confidential information to others. A Confidentiality Agreement puts the person receiving Confidential Information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Firm, you foresee that you may need to disclose Confidential Information, you are required to contact the Fortress lawyers responsible for negotiating confidentiality agreements or other Fortress lawyers with whom you work.

                    Your obligation to treat information as confidential does not end when you leave the Firm. Upon the termination of your employment, you must return everything that belongs to the Firm, including all documents and other materials containing Confidential Information. You must not disclose Confidential Information to a new employer or to other persons after ceasing to be an Employee. Nothing contained herein limits in any way any other confidentiality obligations imposed upon you by agreement with the Firm or by law.

                    You may not disclose to the Firm the confidential information of any previous employer, nor may you encourage any other Employee (or prospective Employee) to disclose the confidential information of their previous employer (or current employer, as the case may be).

9. TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY

      a. TRADEMARKS

                    The Firm's logos are examples of Firm trademarks. You must always properly use our trademarks and advise the Legal and Compliance Department when you suspect that others may be infringing on Firm trademarks. Likewise, Employees must not infringe on the trademarks of third parties.

     b. COPYRIGHT COMPLIANCE

                    All software or other programs created by you in connection with your employment by the Firm or provision of services to the Firm, including quantitative or computer-based trading models, are "works for hire" and are the sole property of the Firm. You understand that you have no right, title or interest in any intellectual property created by you in connection with your employment by or provision of services to the Firm unless otherwise expressly agreed to in writing by the Firm.

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                    Works of authorship such as books, articles, drawings,
computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Firm's policies to make unauthorized copies of, or derivative works based upon, copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

                    The Firm licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to an attorney in the Legal and Compliance Department.

     c. INTELLECTUAL PROPERTY RIGHTS OF OTHERS

                    It is Firm policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another firm, including any such uses on the Firm's website, you must do so properly and in accordance with applicable law.

10. RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

                    Employees who are not official Firm spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Firm representative unless specifically authorized to do so in the course of his or her duties. Requests for financial or other information about the Firm from the media, the press, the financial community, or the general public should be referred to the Firm's Corporate Communications Officer.

11. REGULATION FD

                    In addition, as you know, Fortress Investment Group LLC is a publicly traded company (NYSE: "FIG") and, as such, it must comply with Regulation FD ("Reg FD"). Newcastle Investment Corp (NYSE: "NIC") and New Residential Investment Corp. (NYSE: "NRZ") must also comply with Reg FD. Reg FD provides that when a publicly traded company, like Fortress, or a person acting on its behalf, selectively discloses material nonpublic information to certain persons (in general, securities market professionals or holders of the issuer's securities who may trade on the basis of the information), it must broadly disseminate the same information to the public. The timing of the required public disclosure depends on whether the selective disclosure was intentional or non-intentional (for an intentional selective disclosure, the issuer must make public disclosure simultaneously with the selective disclosure; for a non-intentional disclosure, the issuer must make public disclosure within 24 hours or before the beginning of the next trading day, whichever is later). Compliance with Reg FD is just one of any number of reasons why it is critically important not to disclose the Firm's Confidential
Information unless you have specifically been authorized to do so. When in doubt, err on the side of caution and consult with a member of Fortress's
Legal and Compliance Department. You should also review Fortress's Regulation FD Policy, which is posted on Fortress's website (WWW.FORTRESS.COM) under "Public Shareholders."

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12. RESPONDING TO INQUIRIES FROM THE GOVERNMENT OR OTHER REGULATORY AUTHORITIES


                    All requests for information from any regulatory organization or the government should immediately be referred to the General Counsel or Chief Compliance Officer by sending an email to "GROUP: COMPLIANCE DEPARTMENT". No Firm Employees should communicate with any regulatory organization or governmental agency without first consulting with a member of the Firm's Legal and Compliance Department.

13. FAIR DEALING

                    The Firm depends on its reputation for quality, service and integrity. The way we deal with the sources of our investments, financing opportunities, and our investors molds our reputation, builds long-term trust and ultimately determines our success. We must never take unfair advantage of others through manipulation, concealment, affirmative misrepresentation of material facts or any other unfair dealing practice.

14. PERSONAL TRADING

                    The Firm has adopted a personal trading policy, which governs Firm Employees' personal trading practices. Among other things, the personal trading policy requires all of the Firm's Employees to: (1) submit initial, quarterly, and annual reports that disclose all reportable personal securities holdings and transactions to the Compliance Department and (2) obtain pre-approval from the Compliance Department before making any personal investments in any reportable security. The Firm's personal trading policy is set forth in greater detail in Chapter 5 of this Manual.

15. INSIDER TRADING

                    You are prohibited by Firm policy and by law from buying or selling securities for any Client or for your personal account at a time when you are in possession of "material non-public information." Such prohibited conduct is known as "insider trading." Passing such information on to someone who may in turn buy or sell securities -- known as "tipping" -- is also illegal. Information is "material" if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction.

                    A more detailed discussion of the Firm's policy on Insider Trading is located in Chapter 3 of this Manual, which is incorporated herein by reference and is a part of this Code.

16. INTENTIONALLY SPREADING OF FALSE RUMORS

                    While the Firm appreciates that rumors and other market information, which may be difficult or impossible to verify in a particular instance, are a common feature of the capital markets, it is against Firm policy and proscribed by the antifraud provisions of the securities laws to intentionally spread false rumors (also known as "rumor-mongering") with the intent of influencing the price of a given security (positively or negatively).
 By way of example, it is unlawful and against Firm policy to intentionally spread negative false information about a given issuer in order to drive the price of that issuer's securities down, thereby profiting (through short

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sales and the like). To that end, you should not disseminate information in the marketplace that you know to be false and, to the extent you receive any such information, you should promptly notify a member of the Legal and Compliance Department. Similarly, to the extent that you receive an inquiry that asks you to confirm a rumor regarding the Firm, you should not respond and refer the individual making such inquiry to a member of the Legal and Compliance Department.

17. ANTI-CORRUPTION POLICY

                    The U.S. Foreign Corrupt Practices Act (the "FCPA"), the United Kingdom's Bribery Act 2010 (the "Bribery Act"), and the laws of other countries prohibits the giving, offering, promising, soliciting or agreeing to receive, accepting, or authorizing, a gift or anything of value, whether tangible or intangible, to or from a third party for an improper purpose, including foreign officials, foreign political parties, party officials or candidates for political office. The Anti-Corruption policy applies to all Firm officers, employees, and agents, regardless of their location. A more detailed discussion of the Anti-Corruption policy is located in Chapter 7 of this Manual, which is incorporated herein by reference and is part of this Code. In addition, the Firm's policy on the receipt or provision of gifts or entertainment and the Firm's prior approval requirements are discussed in Chapter 6 of this Manual.

18. PROHIBITION ON USE OF SOCIAL MEDIA FOR BUSINESS PURPOSES

                    The Advisers Act requires the Firm to maintain specified books and records that relate to the Firm's advisory business, including, in certain instances, e-mail communications. In addition, Fortress typically offers interests in the affiliated funds it manages on a private placement basis, which limits the Firm's ability to offer interests in such funds by any form of general solicitation or advertising. For those reasons, among others, the Firm strictly prohibits employees from conducting Fortress-related business without specific prior written approval of the Legal and Compliance Department, including the dissemination of any information regarding Fortress managed funds, over any social network website (including, without limitation, Facebook, Twitter, LinkedIn, LinkedFA, YouTube, Flickr, Myspace, Digg, Reddit, RSS and blogs).

C. INTERACTING WITH GOVERNMENT

     1. ANTI-CORRUPTION POLICY INCLUDES PROHIBITION ON PROVIDING ANYTHING OF VALUE (INCLUDING ENTERTAINMENT) TO GOVERNMENT OFFICIALS, EMPLOYEES OR THEIR AGENTS

                    You and each of the Firm's officers, agents, and employees, wherever located, are prohibited from giving, offering, promising, soliciting or agreeing to receive, accepting, or authorizing, a gift or anything of value, whether tangible or intangible, to or from a third party, including government officials, in contravention of the Firm's Anti-Corruption Policy as further described in Chapter 7 of this Manual. This prohibition includes such actions taken with respect to government officials, political parties, party officials or candidates for political office. Such actions may be in violation of the FCPA, the Bribery Act, and the laws of many other countries.

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                    You are prohibited from providing gifts, meals or anything of value to government officials or employees, including employees of city, state or municipal entities (or similar governmental subdivisions in non-U.S. jurisdictions) or their pension plans, or members of their families without prior written approval from the Legal and Compliance Department.
Chapter 6 and Chapter 7 of this Manual outline the Firm's Gift and Entertainment requirements and the Firm's general Anti-Corruption Policy, respectively.

2. POLITICAL CONTRIBUTIONS AND ACTIVITIES BY THE FIRM

                      Laws of certain jurisdictions, including applicable anti-bribery laws, as well as the Firm's Anti-Corruption Policy, may prohibit the use of Firm funds, assets, services, or facilities on behalf of a political party or candidate. Payments of Firm funds to any political party, candidate or campaign may only be made if permitted under applicable law and the Firm's Anti-Corruption Policy, and approved in writing in advance by the General Counsel or the Chief Compliance Officer. Such contributions are subject to the Firm's Anti-Corruption Policy, which is outlined in Chapter 7.

                      In addition, your work time may be considered the equivalent of a contribution by the Firm. Therefore, you should not be paid by the Firm, and should not accept compensation from the Firm, for any time spent running for public office, serving as an elected official, or campaigning for, coordinating, or otherwise assisting in any way the campaign of a political candidate.

3. POLITICAL CONTRIBUTIONS BY EMPLOYEES

      a. U.S. POLITICAL CANDIDATES


                    All Fortress employees are prohibited from making political donations to any person running for office at any level of government anywhere in the United States without the prior written approval of the Legal and Compliance Department. This prohibition extends to donations to U.S. political parties, committees and other organizations that support political candidates in the United States. Spouses and dependents of Fortress personnel are permitted to make such donations with prior approval, which you must seek by sending an email to "GROUP: PD". Such contributions are subject to the Firm's Anti-Corruption Policy, which is outlined in Chapter 7.

     b. NON-U.S. POLITICAL CANDIDATES

                    Employees who wish to make donations to political candidates who are running for office outside the United States must seek approval to do so on their own behalf and on behalf of their spouse or dependents by sending an email to "GROUP: PD". This policy also applies to making donations to political parties, committees and other organizations that support political candidates outside the United States. Such contributions are subject to the Firm's Anti-Corruption Policy, which is outlined in Chapter 7.

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4. LOBBYING ACTIVITIES

                    Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication. Soliciting government entities, directly or indirectly (through an advisor or consultant), to invest in Fortress managed funds and/or accounts can constitute lobbying activity in certain jurisdictions.

                    So that the Firm may comply with applicable lobbying laws, you must seek approval from the Legal and Compliance Department by emailing "GROUP: COMPLIANCE DEPARTMENT" before engaging in any activity on behalf of the Firm that might be considered "lobbying" as described above.

5. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

                    In addition to the general principles of conduct stated in this Code and the specific trading restrictions and reporting requirements described in Chapter 5 of this Manual, this Code requires all Employees to comply with applicable securities laws. These laws include without limitation the Securities Act of 1933 (the "Securities Act"), the U.S. Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 40 Act, the Investment Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, the Bank Secrecy Act as it applies to private investment funds and investment advisers and any rules adopted thereunder, and any rules adopted by the U.S. Securities and Exchange Commission under any of the aforementioned statutes.

                    In addition, non U.S. Employees may be subject to both U.S. laws and regulations as well as the laws and regulations of the jurisdiction in which they reside and/or operate. Similarly, U.S. Employees may also be subject to foreign legal and regulatory regimes, depending on the nature and scope of their Employment activities. Thus, it is incumbent upon every Employee to be aware of the relevant laws and regulations that apply to their Employment activities and, when in doubt, to consult with a member of the Firm's Legal and Compliance Department.

6. COMPLIANCE WITH APPLICABLE ANTI-TRUST LAW

                    In addition to the general principles of conduct stated in this Code, Firm Employees must also comply with applicable state and federal anti-trust (or competition) laws, including without limitation the Sherman Anti-Trust Act of 1890, the Clayton Act and the Federal Trade Commission Act (collectively, "Anti-Trust Law"). Anti-Trust Law has three general objectives:
(1) prohibiting agreements or practices that restrict free trade and competition between business entities, (2) banning abusive behavior by a firm dominating a market, or anticompetitive practices that tend to lead to such a dominant position, and (3) supervising the mergers and acquisitions of large corporations, including some joint ventures, that are considered to threaten the competitive process.

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                    Each Employee has an obligation to comply with applicable
Anti-Trust Law. Violations can carry serious consequences for both you and the Firm. Each Employee's full compliance with these requirements and commitment to seek qualified guidance, when appropriate, will protect Fortress's reputation in the business community. If you have questions regarding the applicability of Anti-Trust Law to a particular situation, you should seek guidance from a member of the Legal and Compliance Department.

D. ANTI-BOYCOTT POLICY

Fortress's policy is to comply with all applicable requirements of the Export Administration Act ("EAA") and the Tax Reform Act ("TRA") of 1976
(collectively, the "Anti-boycott laws"). Violations of these laws and regulations will not be tolerated and may subject you to civil liability and disciplinary action up to and including termination of employment.

     1. ANTI-BOYCOTT LAWS GENERALLY

                    The Anti-boycott laws were designed to deter U.S. firms from participating in foreign boycotts that the U.S. does not sanction. Specifically, the EAA prohibits covered persons from participating in restrictive trade practices or boycotts imposed by foreign countries that are not sanctioned by the United States and imposes certain reporting obligations on covered persons that receive such requests. The TRA denies certain tax benefits to U.S. taxpayers who, directly or through foreign affiliates, participate in or cooperate with an unsanctioned international boycott.

                    The Arab League boycott of Israel is the principal foreign economic boycott that the U.S. companies must be concerned with today. The Anti-boycott laws, however, apply to all boycotts unsanctioned by the United States.

     2. OBLIGATION TO REPORT BOYCOTT REQUESTS

                    The EAA requires the Firm and its Employees to report quarterly any requests they have received to take any action to comply with, further, or support an unsanctioned foreign boycott.

                    The TRA requires taxpayers to report all "operations" in, with, or related to a boycotting country or its nationals, and also to report requests received and actual agreements to participate in or cooperate with an international boycott. The required report is part of the Firm's annual federal income tax return. The Department of the Treasury publishes a quarterly list of "boycotting countries."

3. ILLUSTRATIVE BOYCOTT REQUESTS

                    All Fortress Employees involved in international activities should be alert to any attempt by parties with whom we deal to include prohibited boycott terms, conditions, or language in any of our contractual or financial documents or arrangements. If boycott provisions are detected or suspected, they should be promptly identified to the Legal and Compliance Department by emailing "GROUP: COMPLIANCE DEPARTMENT". The U.S. Anti-boycott laws apply to both existing and prospective investors and counterparties. As such, inquiries from current or

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prospective investors or counterparties as to whether the Firm (or a particular
Client thereof) invests or otherwise does business in certain jurisdictions (E.G., Israel) may also give rise to reporting obligations under the Anti-boycott laws. To the extent an Employee receives an inquiry from an existing or prospective investor or counterparty of that nature, such Employee must immediately report the inquiry to the Legal and Compliance Department.

                    The following are some examples of boycott requests that may give rise to a reporting obligation:

                         a. supplying information on business relations with Israel;

                         b. certifying that someone does not do business with Israel;

                         c. certifying that no Israeli capital is involved in the proposed activity;

                         d. agreeing to comply with the laws of a boycotting country;

                         e. inquiries as to nationality or religion of company employees, investors, stockholders, or directors;

                         f. agreeing not to do business with any company because its ownership or management includes persons of a particular nationality, race, or religion; or

                         g. agreeing not to hire persons of a particular nationality, race, or religion.


                    This list is by no means exhaustive and illustrates the many forms that prohibited boycott proposals and provisions may take. If in doubt about a particular matter, seek the advice of the Legal and Compliance Department by emailing "GROUP: COMPLIANCE DEPARTMENT".

4. SEEK GUIDANCE

                    Each Employee has an obligation to comply with the Anti-boycott laws and regulations. Violations can carry serious consequences for both you and the Firm. Each Employee's full compliance with these requirements and commitment to seek qualified guidance, when appropriate, will foster our international sales efforts and safeguard Fortress's ability to successfully and ethically pursue international business opportunities

E. IMPLEMENTATION OF THE CODE

 1. RESPONSIBILITIES


                    While each of us is individually responsible for putting the Code to work, we need not go it alone. The Firm has a number of resources, people and processes in place to answer your questions and guide you through difficult decisions.

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Copies of this Code are available from the Compliance Department.

2. SEEKING GUIDANCE

                    This Code cannot provide definitive answers to all your questions. If you have questions regarding any of the policies discussed in this Code, or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor or from a member of the Legal and Compliance Department.

3. REPORTING VIOLATIONS

                    If you know of or suspect a violation of applicable laws or regulations, the Code, or any of the Firm's related policies, you must immediately report that information to the General Counsel or the Chief Compliance Officer. No Employee will be subject to retaliation as a result of a good faith report of suspected misconduct.

                    In addition, the Firm has adopted a Whistleblower Policy which is outlined in Chapter 16 of this Manual. In accordance with this policy, Fortress expects its Employees to report any known or suspected misconduct with respect to Firm accounting or auditing matters and/or violations of the securities laws and should submit good faith reports of such information without fear of dismissal or retaliation of any kind.

4. INVESTIGATIONS OF SUSPECTED VIOLATIONS

                    All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Firm.

5. DISCIPLINE FOR VIOLATIONS

                    The Firm intends to use significant effort to prevent conduct that does not conform with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Please also note that you cannot do indirectly that which you cannot do directly; in other words, any Employee who induces another person to act in a manner that would violate this Code if done themselves will be imputed with that conduct as if they had taken such act themselves and thereby be deemed to have violated the Code themselves. Employees who violate this Code or other Firm policies and procedures may be subject to disciplinary actions, up to and including discharge. In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and/or correct them in accordance with Firm policy.

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6. WAIVERS OF THE CODE

                    The Firm will waive application of the policies set forth in this Code, in its discretion, where the circumstances warrant granting a waiver. Such waivers may only be granted by either the General Counsel or Chief Compliance Officer.

7. NO RIGHTS CREATED

                    This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of Employees. It is not intended to and does not create any rights in any Employee, person with whom the Firm has a business relationship (including a Firm Client or counterparty), competitor, investor or any other person or entity.

8. INDIVIDUAL RESPONSIBILITY

                    Ultimate responsibility to assure that we as a Firm comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Firm's policies and guidelines pertaining to them.

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            CHAPTER 3: CODE OF BUSINESS CONDUCT AND ETHICS -- POLICY
                            AGAINST INSIDER TRADING

          Please note that this Policy Against Insider Trading is a part of the Firm's Code of Business Conduct and Ethics, which spans Chapters 2 through 6 of this Manual.

A. EXPLANATION AND BACKGROUND ON INSIDER TRADING

          Federal and state securities laws prohibit both the Firm and our Employees from trading securities -- including equity and debt securities, structured products and derivative instruments --for ourselves or for others (including Clients) based on material non-public information, also known as "inside information." These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (also known as "tipping"). Thus, failing to honor confidentiality obligations or misusing confidential information, among other things, can give rise to liability under applicable law. These prohibitions apply to all Employees and extend to activities within and outside of your duties at the Firm. If you learn of information that you believe may be considered material non-public information, you should immediately contact a member of the Legal and Compliance Department.

          These procedures are intended to prevent the use of material, non-public information by Firm personnel and to detect and prevent any violations of the prohibition on insider trading.

          Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may result in consequences, including criminal penalties, for the individual who commits the violation, for that individual's employer or other "control persons," and for people who "tip" or otherwise assist that individual. Moreover, regulators, including the U.S. Securities and Exchange Commission can recover the profits gained or losses avoided, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry as a result of such improper trading. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

          The requirements contained in these procedures apply to securities trading and information handling by all Employees. It is also worth noting that insider trading issues can arise in connection with the purchase or sale of privately traded stocks or bonds (in addition to publicly traded securities, which is what one tends to generally think of when contemplating insider trading issues).

It is also worth mentioning that the Firm regularly transacts in bank debt instruments. Though such instruments are not considered "securities" under U.S. Securities law and, therefore, not subject to the insider trading laws and regulations discussed throughout this Chapter, transacting in bank debt instruments while in possession of material non-public (or "inside") information can still give rise to general fraud liability for both the Employee at-issue and the Firm. As such, it is incumbent on any Employee who is in possession of "inside information" to consult with a member of the Legal and Compliance Department before transacting in a bank debt instrument.

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          The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Asking a single question can often prevent disciplinary action or complex legal problems. For these reasons, you should notify the General Counsel or Chief Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

1. POLICY ON INSIDER TRADING

                    No person to whom these procedures apply may trade, either personally or on behalf of others (such as Clients), while in possession of material, non-public information, nor may any Employee communicate material, non-public information to others in violation of the law.

WHAT IS MATERIAL INFORMATION?

                    It is not possible to define all categories of material non-public information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction.

                    While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care. Examples of such information may include:

          o    Financial results

          o    Unannounced future earnings or losses

          o Execution or termination of significant contracts with distributors, collaborators and other business partners

          o    News of a pending or proposed merger or other acquisition

          o News of the disposition, construction or acquisition of significant assets

          o    Impending bankruptcy or financial liquidity problems

          o    Patent or other intellectual property milestones

          o Scientific achievements or other developments from research efforts

          o    Significant developments involving corporate relationships

          o    Changes in dividend policy

          o    New product announcements of a significant nature

          o    Significant product defects or modifications

          o    Share splits

          o    New equity or debt offerings

          o    Positive or negative developments in outstanding litigation

          o Significant litigation exposure due to actual or threatened litigation

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          o Major changes in senior management.

                    Both positive and negative information may be considered material. It is also important to remember that materiality will be judged with the benefit of hindsight; therefore, questions about whether a particular piece of information is material should be resolved conservatively by deeming such information to be material.

WHAT IS NON-PUBLIC INFORMATION?

                    Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, may not constitute effective public dissemination. Even after nonpublic information has been effectively disclosed, a reasonable period of time must elapse in order for the market to react to the information.

IDENTIFYING NON-PUBLIC INFORMATION

                    Before executing any trade for yourself or others, including any Client, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

          o Report the information and proposed trade immediately to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.

          o Do not purchase or sell the securities on behalf of yourself or others, including Clients.

          o Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.

          o After the Chief Compliance Officer or the General Counsel has reviewed the issue, he will determine whether the information is material and non-public and, if so, what action should be taken.

                    You should consult with the Chief Compliance Officer or the General Counsel before taking any action or engaging in any transaction potentially involving non-public information relating to a company with traded securities. This degree of caution will protect you, our Clients and the Firm.


2. CONTACT WITH COMPANIES WITH TRADED SECURITIES

                    Contacts with companies with traded securities represents an important part of our research effort. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues can

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arise when interacting with a Company with traded securities, so it is important that you consult with a member of the Legal and Compliance Department whenever you have a doubt whether or not it is appropriate to transact based on information gleaned from such interactions.

3. CONTACT WITH GOVERNMENT OFFICIALS

                    Similarly, periodic contact with various government employees or officials may also serve an important role in the Firm's research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, "political intelligence" -- I.E., information regarding public policy developments obtained directly or indirectly from government employees or officials (U.S. or foreign) that could potentially impact the value of a security -- which has not yet been disclosed to the general public, may constitute material, non-public information. As such, Employees should be mindful of these risks and should consult with a member of the Legal and Compliance Department prior to trading a security or any financial instrument on the basis of any political intelligence that they believe may constitute material non-public information.

4. EXPERT CONSULTANT NETWORKS AND OTHER THIRD-PARTY RESEARCH PROVIDER

                    In an effort to ensure that expert consultant networks and other third party research providers that predominantly offer one-on-one consultations (each a "Research Provider") and their respective employees and members of their expert consultant networks (each a "Consultant") adhere to applicable securities laws, no Fortress employee may (a) initiate a new relationship with a Research Provider, or (b) engage in meetings and/or teleconferences with a Consultant from an expert consultant network without prior approval from a member of the Legal and Compliance Department.(2) Please note that the business need for a new Research Provider relationship must be clearly explained to, and approved by, the Chief Operating Officer (or their authorized designee) (each a "Manager") of a given department/business. Once a new Research Provider relationship receives business approval from an appropriate Manager, the prospective Research Provider must be vetted, as deemed necessary and appropriate, and approved by the Legal and Compliance Department.

5. TENDER OFFERS

                    Tender offers in particular present greater insider trading risk for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is therefore more likely to attract regulatory attention, which, in turn, produces a disproportionate percentage of insider trading cases. Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Firm personnel should exercise particular caution any time they become aware of non-public information relating to a tender offer and should contact a member of the Legal and Compliance Department immediately if you believe you have received such information.

-----------------------
(2) This paragraph does not apply to research received from sell-side brokerage firms.


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6. FORTRESS MANAGED COLLATERALIZED DEBT AND LOAN VEHICLES

                    The Firm currently serves as the manager of various collateralized debt and collateralized loan vehicles (also known as "CDOs" or
"CLOs").   No Firm Employee may transact (personally or on behalf of a Client)
in the securities of any collateralized debt and/or loan vehicle managed by the Firm without obtaining express approval from a member of the Firm's Legal and Compliance Department.

7. ENTERING INTO CONFIDENTIALITY AGREEMENTS ON BEHALF OF THE FIRM

                    Prior to entering into any confidentiality agreement on behalf of the Firm, you must obtain authorization from a member of the Legal and Compliance Department who is responsible for the negotiation of such agreements by sending an email to "GROUP: NDA".

                    Prior to authorizing the execution of a confidentiality agreement with respect to a company with traded securities, a member of the Legal and Compliance Department will conduct a conflicts check with the Firm and its Clients. (A "conflict" will generally be found where the Firm has existing Client positions or contemplated Client transactions with respect to the securities of the issuer(s) to which the confidentiality agreement relates.) If there are no apparent conflicts, or once any conflicts have been resolved, the Legal and Compliance Department may (subject to the resolution of any other outstanding issues) authorize the execution of the confidentiality agreement. Unless the General Counsel or Chief Compliance Officer (or their respective authorized designees) determine otherwise, any time the Firm executes a confidentiality agreement with respect to an issuer with traded securities, the issuer(s) to which the confidentiality agreement relates will be placed on the Firm's Restricted Trading List.

8. THE RESTRICTED TRADING LIST

                    The Restricted Trading List is a list of all issuers with respect to which the Firm has decided it is either legally necessary or otherwise prudent to prohibit trading activity by the Firm or its Employees relating to that issuer.(3) Other than as described below, Employees are prohibited from trading for their own account or for any Client in the securities of any issuer on the Restricted Trading List.

9. INCLUSION ON THE RESTRICTED TRADING LIST

                    Whenever the Firm obtains any material non-public information or signs a confidentiality agreement relating to an issuer with traded securities and receives or potentially receives material non-public information, the relevant issuer(s) will be placed on the Restricted

---------------------
(3) Please note that, as described in further detail in Chapter 4, the Firm actually maintains two restricted trading lists: one for Logan Circle, and another that covers the rest of Fortress's business units. The policies and procedures described in this Manual relate specifically to the Restricted Trading List utilized for all of Fortress's businesses other than Logan Circle. Logan Circle has implemented separate policies and procedures with respect to the operation of its Restricted Trading List, which are not described here. Employees who are dedicated to the Logan Circle business will receive separate training with respect to the operation and maintenance of Logan Circle's restricted trading list, to the extent applicable to such Employee's job function.

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Trading List.  Company names are sometimes added to the Restricted Trading List out of an abundance of caution, even at a point when the Firm may not be in possession of material non-public information; notwithstanding the foregoing, trading in the securities of or derivatives related to an issuer that is on the Restricted Trading List is not permitted without consulting the Legal and Compliance Department by emailing "GROUP: COMPLIANCE DEPARTMENT" and obtaining their approval to remove the issuer from the Restricted Trading List (or to otherwise permit limited trading as described in the paragraph immediately below).

                    The Legal and Compliance Department may from time to time add an issuer to the Restricted Trading List for various reasons having nothing to with material non-public or confidential information (E.G., when a Fund is close to owning 10% or more of an issuer's equity securities and the Firm desires to remain below the 10% threshold). In such cases, the Chief Compliance Officer (or his designee) may authorize certain traders to continue trading in the particular issuer notwithstanding the fact that the particular issuer appears on the Restricted Trading List. Such authorization must be obtained prior to conducting any trades in such issuer.

                    Any determination to add or remove a company from the Restricted Trading List will be made by the Legal and Compliance Department.

10. DISTRIBUTION OF THE RESTRICTED TRADING LIST

                    The Firm has developed an application known as "SHORES", which must be used by portfolio managers and traders to determine whether a particular company is on the Restricted Trading List. If you do not have access to "SHORES" and you believe that your investment activities on behalf of the Firm require you to have access to "SHORES" to monitor the Restricted Trading List, please immediately contact a member of the Legal and Compliance Department by emailing "GROUP: COMPLIANCE DEPARTMENT". As new Employees whose job function requires that they monitor the list are hired, they will receive access to "SHORES". Furthermore, Additions and Deletions to the Restricted Trading List are distributed to all "SHORES" users via an automated email. Additional information regarding SHORES is set forth in Chapter 9 of this manual.

11. ONGOING TRAINING

                    On an as needed basis, the Legal and Compliance Department will conduct training sessions, either individually or as part of a group, with all personnel who participate in effecting trades in publicly traded securities. Attendance by relevant personnel at such training sessions is mandatory.

12. AUDITING FOR COMPLIANCE

                    The Compliance Department reviews any trades in the securities of issuers who are on the Restricted Trading List. If trades in violation of this policy are discovered, the Legal and Compliance Department will interview the Employee who entered such trades to determine the facts and circumstances surrounding the transaction in order to conclude whether there was a violation of Firm policy. If necessary, the Chief Compliance Officer will determine next steps.

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         CHAPTER 4: CODE OF BUSINESS CONDUCT AND ETHICS -- INFORMATION
                   BARRIERS BETWEEN LOGAN CIRCLE AND FORTRESS

Please note that this Policy regarding Information Barriers Between Logan Circle and Fortress is part of the Firm's Code of Business Conduct and Ethics, which spans Chapter 2 through 6 of this Manual. For ease of reference, certain terms have been defined below; such terms should be relied on solely for the purposes of Chapter 4 of this Manual.

A. INTRODUCTION

          These policies and procedures serve as the written procedures established by the Firm in connection with the implementation of a wall (also known as an "Information Barrier") between Logan Circle Partners L.P. and its subsidiaries (collectively, "Logan Circle") and the rest of the Fortress Investment Group LLC organization ("Fortress"). The Information Barrier has been implemented to ensure that the Firm, its employees and its agents comply with applicable law concerning the misuse of material non-public information and/or prohibitions on coordinated investment activity between Logan Circle and Fortress. Although Logan Circle is a part of the overall Fortress Investment Group LLC organization, the term "Fortress" will be used throughout this Chapter to refer to all parts of the Firm other than Logan Circle. The term "Firm" shall be used to refer to the Fortress Investment Group LLC organization as a whole, including Logan Circle.

          The integrity of the Information Barrier is important because it helps protect the Firm and its employees from potential insider trading claims as well as violations of other applicable law, either of which can result in severe civil or criminal penalties against you personally and/or the Firm.

B. INFORMATION BARRIERS IN GENERAL

          This Chapter sets forth policies and procedures established by the Firm designed to: (1) establish an Information Barrier between Logan Circle and Fortress for the purpose of shielding Logan Circle and Fortress personnel from material non-public information on the opposite side of the Information Barrier and (2) prevent any coordinated investment activities, I.E., so called
"Joint Transactions" as described below, among Logan Circle investment professionals and Fortress investment professionals on behalf of their respective Clients. Material non-public information and any information about current or prospective portfolio investments are referred to herein as "Secure Information" and may not be disseminated across an Information Barrier, as further described below.

C. INFORMATION BARRIERS TO PREVENT MISUSE OF MATERIAL NON-PUBLIC INFORMATION

          By establishing an Information Barrier between Logan Circle and Fortress, each of Logan Circle and Fortress will be able to trade in the securities of an issuer at a time when individuals working on the other side of the Information Barrier are in possession of material non-public information about such issuer. In the absence of an Information Barrier, trading in the securities of that issuer under such circumstances could, as discussed below, raise insider trading issues. Accordingly, this Chapter should be read in conjunction with, and is supplemental to, Chapter 3

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of the Manual (entitled "Code of Business Conduct and Ethics -- Policy Against
Insider Trading"). As a result of the Information Barrier, there are two restricted trading lists within the Firm, one on the Fortress side of the Information Barrier that applies to Fortress investment activity on behalf of its Clients, and one on the Logan Circle side of the Information Barrier that applies to investment activity on behalf of its Clients.

          Information Barriers have been used in the financial industry principally to deal with insider trading issues arising out of the possession of material non-public information by certain persons within an organization while others also wanted to be able to trade in the securities of the issuer to which the information relates. In the absence of an Information Barrier, trading for a Firm Client, even when you don't personally possess the material, non-public information, can have serious consequences for you and the Firm.

D. INFORMATION BARRIERS TO PREVENT JOINT TRANSACTIONS

          Additionally, the Firm maintains the Information Barrier between Logan Circle and Fortress in order to prevent Fortress and Logan Circle from engaging (with each other, on behalf of their respective Clients) in something often referred to as "Joint Transactions", as described in Rule 17d-1 under the 40 Act. Logan Circle acts as an adviser to funds that are registered under the 40 Act. The 40 Act prohibits Logan Circle from causing its Clients that are registered under the 40 Act to engage in "joint transactions" with other Fortress Clients. The term "joint transactions" is defined broadly in the 40 Act but can generally be thought of as any plan, arrangement or understanding between a Logan Client and any Fortress Client, including the coordination of investment activity of Logan Circle and Fortress Clients. Coordination can take various forms but can be thought of as ANY joint arrangement or plan concerning investment activity, including, but not limited to, decisions to buy or sell the same investment, to vote a proxy in the same manner or to invest in different parts of the same capital structure of a distressed company in an effort to achieve a mutually desirable outcome. Establishment of the Information Barrier is intended to, among other things, eliminate investment related, issuer specific communications that could lead to an impermissible joint transaction, and also to prevent even the appearance of such communications.

E.  INFORMATION BARRIER PROCEDURES

     1.  FUNDAMENTAL CONCEPTS

                    With an Information Barrier in place, you can think of the entire Firm (including offices of foreign affiliates) as literally being divided by a wall (I.E., an Information Barrier), with Logan Circle on one side of the wall and the rest of the Firm on the other.

                    Three elements that the Firm considers fundamental to an effective Information Barrier include: (1) physical barriers; (2) electronic barriers; and (3) employees diligently following the basic rule that they cannot share information concerning current investments, potential investments or any information that may constitute material, non-public information with personnel on the other side of the Information Barrier, I.E., Secure Information (as defined above).

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     2. PHYSICAL BARRIERS

                    With limited exception, Logan Circle and Fortress personnel are physically separated in different offices (with Logan Circle personnel in New Jersey and Pennsylvania and Fortress personnel in New York and elsewhere around the globe). The exception to that rule is that certain Logan Circle personnel have set up separately demised space on the 26th floor of Fortress's New York office. Card key access to that space is limited to the relevant Logan Circle personnel occupying it.

                    Unless approved by the Firm's Chief Compliance Officer or General Counsel (or their respective authorized designee), Logan Circle personnel will not have card key access to Fortress's offices and Fortress personnel will similarly not have card key access to Logan Circle's offices. Fortress personnel are not permitted to enter Logan Circle office space and Logan Circle personnel are not permitted to enter Fortress office space without prior permission.

     3. ELECTRONIC BARRIERS

                    Logan Circle personnel shall not have access to Fortress electronic data and neither shall Fortress personnel have access to Logan Circle electronic data. The Firm's Information Technology Department, in consultation with the Legal and Compliance Department, shall be responsible for ensuring that there are electronic safeguards preventing personnel from accessing data across the Information Barrier.

     4. SECURITY OF INFORMATION

                    It is the obligation of all Firm personnel, regardless of what side of the Information Barrier they are on, to protect all Secure Information on their side of the Information Barrier from being shared with personnel on the other side of the Information Barrier. Documents that may contain Secure Information, including portfolio summaries, reports, presentations, memoranda, personal notes, etc., should not be left in conference rooms or other publicly accessible places that may lead to dissemination across the Information Barrier, and should be stored in a secure place, out of sight of other employees, when not in use. Similarly, discussions relating to Secure Information should be conducted with care and discretion and not in public locations such as elevators, bathrooms or any location where it is not clear whether personnel from across the Information Barrier (or the public generally) may be present.

F. CERTAIN EMPLOYEES ARE PERPETUALLY "ABOVE THE WALL"

          Certain employees within the Firm whose responsibilities include non-investment related supervision or support of both the Logan Circle and Fortress businesses are considered perpetually "above the wall." The phrase "above the wall" means such persons are permitted access to both sides of the Information Barrier as needed to carry out their corporate responsibilities. Such personnel include the Firm's Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Risk Officer, Chief Information Officer, the head of the Firm's Capital Formation Group, and the staff of any of the foregoing. All personnel who are above the wall, along with all other Firm personnel, are charged with responsibility for ensuring that they do not improperly transmit Secure Information across the Information Barrier.

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G. PROCEDURE FOR BRINGING AN EMPLOYEE "OVER THE WALL" IN A LIMITED CONTEXT

          On an ad hoc basis, it is possible to bring an employee over the wall if pre-approval is obtained from the Firm's General Counsel or Chief
Compliance Officer (or their respective authorized designee). A member of the Firm's Legal and Compliance Department shall maintain documentation indicating when an employee is brought over the wall, the length of time for which the wall crossing was granted, the name of the issuer(s) that were discussed, if applicable, and whether any trading restrictions were imposed by the Legal and Compliance Department as a result of such wall crossing.

H. MEETINGS INVOLVING BOTH LOGAN CIRCLE AND FORTRESS PERSONNEL

          Meetings involving both Logan Circle and Fortress personnel during which Secure Information may potentially be discussed should, if reasonably possible, be avoided. To the extent that such meetings are necessary, the meeting must be pre-cleared by the Legal and Compliance Department by emailing "GROUP: OFFICE APPROVAL" and it should take place in a public space (E.G., the board room on the 46th floor or 47S in 1345 Avenue of the Americas), or in similar common areas. A member of the Firm's Legal and Compliance Department may periodically participate in any such meetings. To the extent such meetings transpire, participating personnel are prohibited from sharing or discussing Secure Information.

I. THE "NEED TO KNOW" POLICY

          Fortress maintains a "need to know" policy concerning Secure Information. In other words, all Secure Information should only be shared with other personnel to the extent they have a legitimate need to know the information. Employees on one side of the Information Barrier must assume that an employee on the other side of the Information Barrier does not have a "need to know" about any Secure Information. Exceptions to this may be granted by the General Counsel or Chief Compliance Officer in accordance with the procedures described above. Even among employees who are all on the same side of the Information Barrier, the "need to know" policy is in effect and employees should still only share Secure Information with employees on the same side of the Information Barrier on a need to know basis.

J. RESTRICTED TRADING LISTS

          Each side of the Information Barrier will have its own restricted trading list. The procedures relating to the maintenance of Restricted Trading Lists within the Firm are contained in Chapter 3 of the Firm's Compliance Manual. Nothing about the implementation of this Information Barrier limits the obligation of Firm employees to comply with applicable policies and procedures relating to restricted trading lists that restrict trading on their side of the Information Barrier.

K. COMMUNICATING OUTSIDE FORTRESS

          Logan Circle should not be held out to investors or the public as engaging in joint transactions or investment activities with other Fortress businesses. Describing Logan Circle investments as "Fortress investments" or "our" positions, or describing "our" investment processes or approach, or holding the Firm out in any other way that would convey the

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misimpression that Logan Circle and Fortress act jointly with respect to investments should be avoided.











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           CHAPTER 5: CODE OF BUSINESS CONDUCT AND ETHICS -- PERSONAL
                                 TRADING POLICY

          Please note that this Personal Trading Policy is a component of the Firm's overall Code of Business Conduct and Ethics, which spans Chapters 2 through 6 of this Manual.

A. INTRODUCTION

          The Firm has adopted the following Personal Trading Policy ("Personal Trading Policy"), which addresses personal trading by all Firm Employees and long-term consultants (I.E., consultants that are engaged by the Firm for more than six consecutive months). In addition to setting forth personal trading guidelines, this Personal Trading Policy requires all of the Firm's
Employees: (1) to submit to the Compliance Department initial, quarterly, and annual reports that disclose any personal Securities (defined below) transactions or holdings, as the case may be and (2) to obtain approval before making any personal investments in any Security. The requirements and restrictions contained in this Personal Trading Policy apply to any Security of which the Employee is the direct or indirect Beneficial Owner in any Personal Brokerage Account (as such terms are defined below).

B. DEFINITIONS APPLICABLE TO THIS PERSONAL TRADING POLICY

 1. SECURITY


          The terms "Security" or "Securities" shall have the meanings set forth in Section 2(a)(36) of the 40 Act and Section 202(a)(18) of the Advisers Act(4), except that it shall not include: (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (other than "Reportable Funds," which are defined below), and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.


                    "Reportable Funds" are generally funds advised by or affiliated with the Firm, including the following mutual funds advised by Logan
Circle: (i) American Beacon High Yield Bond Fund; (ii) Nationwide Multi-Sector Bond Fund; (iii) Transamerica Emerging Markets Debt Fund; (iv) Bandon Isolated Alpha Fixed Income Fund; (v) Russell Short Duration Bond Fund; (vi) Russell Strategic Bond Fund); (vii) SEI Daily Income Trust Ultra Short Duration Bond Fund; (viii) Russell Investment Grade Bond Fund; (ix) SEI Institutional Investments Ultra Short

---------------------------
(4)The term "Security" includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof, including exchange traded or closed-end funds), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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Duration Bond Fund; and (x) Wakefield Managed Futures Strategy Fund.(5) Because
Reportable Funds are considered Securities under our Code, Employees must seek preapproval from the Legal and Compliance Department before transacting (purchasing or selling) the shares of any mutual funds advised by Logan Circle.
 Employees who obtain approval to transact in Reportable Funds are required to report such transactions and (their corresponding, if any), holdings, as described further in Section E below.

2. BENEFICIAL OWNERSHIP

                    The concept of "Beneficial Ownership" shall have the same meaning as that set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") and shall refer to a direct or indirect pecuniary interest in Securities, the benefits of which are enjoyed, directly or indirectly, by an Employee by reason of any contract, arrangement, understanding, relationship (such as, for example, that person's spouse, children or other close familial relationship), agreement or any other direct or indirect pecuniary interest, and by reason of which such Employee should be regarded as the true owner, although such Securities may not be registered or standing on the books of the issuer in the name of such Employee. Thus, for example: securities held for a person's benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is the general partner or otherwise exercises control of the partnership, or securities held by any corporation that is controlled by a person (directly or through intermediaries) would be deemed to be Beneficially Owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the Beneficial Owner of, Securities held in the name of a minor child, or a dependent relative of the person or a spouse. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from Securities to maintain a common home and application of the income derived from Securities to meet expenses that the person otherwise would meet from other sources. Such interests which confer Beneficial Ownership of a Security include having or sharing with another: (1) voting power, including the power to vote, or to direct the voting of the Security, and/or (2) investment power, including the power to dispose, or to direct the disposition, of such Security. A person is also deemed to be the Beneficial Owner of Securities which such person has the right to acquire Beneficial Ownership of: (i) through the exercise of an option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of Securities that are immediately convertible or will become convertible within 60 days; or (iii) pursuant to either a power to revoke within 60 days or automatic termination within 60 days of a trust, discretionary account or similar arrangement. In addition, Beneficial Ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed Beneficially Owned by a number of persons. The SEC regards Securities held in trust for others as Beneficially Owned by the trustee if he or she has or shares voting or investment power with respect to such Securities.

--------------------
(5) This list is not static, but rather, represents Logan Circle's mutual fund Clients as of January 2013 and will be updated on a periodic basis. It is an Employee's responsibility to ensure that they are not transacting in a Reportable Fund without pre-approval.

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3. INVESTMENT PERSONNEL

                    "Investment Personnel" includes senior Employees who have investment discretion over Client capital ("Portfolio Managers"), Employees who provide investment advice or information to Portfolio Managers, Employees who help execute and/or implement the Portfolio Manager's decisions, or any other Employees who participate in making investment recommendations to any Client, as well as persons in a control relationship to any Client who obtain information about investment recommendations.

4. PERSONAL BROKERAGE ACCOUNTS

                    "Personal Brokerage Accounts" includes all accounts in which an Employee has a direct or indirect Beneficial Ownership (as defined above) interest in, and includes those accounts owned in whole or in part by you, your spouse, any person who is financially dependent on you and any brokerage account over which you exercise investment discretion. This definition does not include accounts in which it is not possible to buy or sell stock, bonds or ETFs nor does it include any account which is managed on a discretionary basis by a person other than the relevant Employee (and other than such Employee's spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control Securities transactions or have the ability to influence or control such transactions.(6)

5. APPROVED BROKERS

                    Unless an exception is granted by the Legal and Compliance Department, all Firm employees are required to maintain all of their Personal Brokerage Accounts at brokerage firms approved by Fortress. Employees can request a copy of the approved brokers list by emailing "GROUP: PERSONAL TRADING".

6. PURCHASE OR SALE OF A SECURITY

                    "Purchase or sale of a Security" includes, in addition to its literal meaning, the writing of an option to purchase or sell a Security.

7. SECURITY CONSIDERED FOR PURCHASE OR SALE

                    A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

C. PROHIBITED PERSONAL TRANSACTIONS

     1. No Employee shall purchase or sell, directly or indirectly, any Security which to such Employee's actual knowledge at the time of such purchase or sale:


-----------------------
(6) An Employee that maintains one or more separately managed accounts that meets the parameters described above must nonetheless complete a "Employee Personal Trading Certification for Independently Managed Personal Brokerage Accounts" form, identifying any such accounts.

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          a.   is being considered for purchase or sale by a Client,

          b.   is being purchased or sold by a Client, or

          c. is, at the time of such proposed purchase or sale, held for the account of one or more Clients.

     2. No Employee may sell any Security within the first thirty days following the purchase of such Security (this rule shall not apply to an exercise and sale of employee stock options).

     3.   No Employee may engage in short sale transactions(7) .

     4. No Employee may place an order other than a market order or same day limit order. Good until cancelled orders are not permitted.

     5. No Employee may purchase or sell any options or futures contracts at a time when the Employee could not, consistent with this Personal Trading Policy and the federal securities laws, also purchase or sell the underlying securities of the issuer to which the options or futures contracts relate.

     6.   No Employee may write options or futures contracts.

     7. No Employee may enter into a transaction that will economically benefit from a reduction in price of the securities of Fortress or any portfolio companies owned by Fortress Clients.

     8.   No Employee may purchase securities on margin.

     9. No Employee shall engage in any transactions in the Securities of an issuer that appears on the Firm's Restricted Trading List.

     10. No Employee shall participate in a Security transaction on a joint basis with a Client in violation of applicable law.

     11. No Employee shall engage in "insider trading" (see Chapter 3 of this Manual for further discussion of insider trading) whether for his or her own benefit or the benefit of others.

     12. No Employee shall participate in a Security transaction with respect to which such Employee intentionally spread false or misleading rumors with the intent to manipulate the price of such Security transaction.

     13. No Employee may transact in a larger share quantity than the amount pre-cleared by the Legal and Compliance Department.


-------------------
(7) Excluding currency transactions.

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D. EXCEPTIONS TO PROHIBITED TRANSACTIONS

     1. The prohibitions of Section C(1) -- C(10) of this Personal Trading Policy shall not apply to:

          a. Purchases which are part of an automatic dividend reinvestment plan.

          b. Purchases effected upon the exercise of rights issued by an issuer to all holders of a class of its Securities pro rata, to the extent such rights were acquired from such issuer.

     2. The prohibitions of Section C(1) of this Personal Trading Policy shall not apply to:

          a. Purchases or sales of Securities that are not eligible for purchase or sale by any Client.

          b. Purchases or sales that are non-volitional on the part of either the Employee or all Clients who make the same purchases or sales.

          c. Purchases or sales of Securities that are, in the opinion of the General Counsel or the Chief Compliance Officer, not likely to have any economic impact on any Client or such Clients ability to purchase or sell Securities of the same class or other Securities of the same issuer.

     3. For employees who are not involved in portfolio management or trading on behalf of a specific Client within the relevant business, with respect to section C(1) only, any equity Securities transaction, or series of related transactions in a given trading day involving less than one percent (1%) of the average daily volume in such Security during the preceding 50 trading days, provided that such issuer has a market capitalization of at least US$1 billion (as reported on www.bigcharts.com). The Legal and Compliance Department may grant exceptions to this prohibition in the event it is determined that such an exception would be consistent with applicable law.

     4. With respect to Section C(9), there may be instances when an issuer appears on the Firm's Restricted Trading List for reasons other than the Firm's potential or actual possession of material non-public information. In such instances, the Chief Compliance Officer (or his authorized designee) may, in his discretion and if otherwise permitted by law, grant approval for an employee to trade in Securities of or relating to that issuer.

E. REPORTS BY EMPLOYEES

     1. Every Employee shall report to the Compliance Department (by sending an email to "GROUP: PERSONAL TRADING") the information described in subparagraph (2) below with respect to (i) holdings of all Securities, on an initial basis in which such Employee has direct or indirect Beneficial Ownership (the "Initial Holdings


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          and Account Identification Report"), (ii) Security transactions consummated during the first three quarters of any calendar year in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest (the "Quarterly Personal Trading Report") and (iii) both Security Transactions consummated during the fourth quarter in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest and any Security in which such Employee has a direct or indirect Beneficial Ownership interest as of December 31 of a given year (the "Q4 Personal Trading/Annual Holdings Report"); provided, however, that, upon completion of the "Employee Personal Trading Certification for Independently Managed Personal Brokerage Accounts", an Employee shall not be required to report any transactions effected in any account which is managed on a discretionary basis by a person other than such Employee (and other than such Employee's spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control such transactions or have the ability to influence or control such transactions. The Initial Holdings and Account Identification Report, Quarterly Transaction Report, and Q4/Annual Holdings Report forms (or forms substantially similar to that which the Firm is currently utilizing) are included as Attachments C, D and E, respectively, to the Manual. The Legal and Compliance Department shall maintain such reports and such other records as required by the federal securities laws and this Personal Trading Policy.

     2. Every report shall be in writing and shall be delivered not later than (i) in the case of the Initial Holdings and Account Identification Report, 10 days after the individual becomes an Employee (and with the information contained therein current as of a date no more than 30 days prior to the date upon which that person first became an Employee); (ii) in the case of the Quarterly Transactions Report, 30 days after the end of each calendar quarter; and (iii) in the case of the Q4 Personal Trading/Annual Holdings Report, no later than 30 days after the completion of each calendar year (and with the information contained therein current as of a date no more than 30 days prior to the date such report is submitted). Until such time as the Employee's brokerage firm(s) begins sending electronic data feeds (as described in further detail below) or account statements to the Legal and Compliance Department, it is the Employee's responsibility to provide the Legal and Compliance Department with such account statements in a timely manner. The Legal and Compliance Department, however, still requires employees to complete a form related to the foregoing on a quarterly and annual basis.

     3. In the event that an Employee has investments in securities that are not held at a brokerage firm (e.g., investments in non-Fortress private equity or hedge funds, physical certificates, other private investments in partnerships or companies, etc.) or investments in Reportable Funds (e.g., mutual funds advised or sub-advised by Fortress affiliates), it is the Employee's responsibility to report this information on the Initial Holdings and Account Identification Report, Quarterly Personal Trading Reports and Q4 Personal Trading/Annual Holdings Reports.


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     4.   Any such report may contain a statement that the report shall not be construed as an admission by the Employee making such report that such Employee has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     5. These reports will be kept confidential, subject to the right of inspection by various boards of entities managed or Controlled by the Firm, by the SEC, or other regulatory or governmental agencies.

     6. Employees who fail to complete the required reports in a timely fashion will be prohibited from engaging in any personal trading until such time as their reports are completed and submitted to the Legal and Compliance Department, and any such Employee may be subject to further disciplinary action, up to and including termination.


F. DUPLICATE ACCOUNT STATEMENTS

          In order to ensure that all information required in the reports called for in paragraphs E(1)-(2) above is received by the Firm, Employee's Personal Brokerage Account(s) are required to be linked by an electronic data feed to the Firm's electronic personal trading system ("StarCompliance"). New U.S. based employees will receive a StarCompliance activation email within 10 days of submitting their "Initial Holdings and Account Identification Report." Directions for navigating the StarCompliance system are located in the "My Document Library" of the site. For those employees who have Personal Brokerage Accounts that are not linked to the StarCompliance system Fortress requires that you cause the institutions at which you maintain such accounts to send duplicate account statements to Fortress addressed to the "Fortress Compliance Department F/A/O [name on account], Fortress Investment Group LLC, 1345 Avenue of the Americas, New York, NY 10105."

G. PERSONAL INVESTING: PRE-APPROVAL OF TRANSACTIONS

          Every Employee must obtain written approval from the Legal and Compliance Department before engaging in a personal Securities transaction. In addition to routine investments such as buying and selling stocks, bonds or options in the public markets, the pre-approval requirement also applies without limitation to initial public offerings, private placements of stocks or bonds, the acquisition of limited partnership interests in various investment vehicles or interests in other types of private investment funds, etc., because all of these are examples of investments that involve the purchase or sale of a "Security." If you have any question about whether a proposed personal investment requires pre-approval, you must check with the Legal and Compliance Department before making the investment.

          Employees who are Investment Personnel are also required to obtain pre-approval for any proposed personal investment, without regard to whether such investment involves a Security (E.G., currencies, commodities, futures, certain real estate products, etc.), if the investment involves an asset that falls within the current investment program for the Client(s) to which the Investment Person provides services.

          In addition to the written approval of the Compliance Department, Investment Personnel must also receive additional written pre-approval ("Additional Approval") from, a senior

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member of management responsible for each Client to which the Investment Person provides services. Such approvals shall be procured by the Compliance Department. The Principals, all of whom are presumed to be Investment
Personnel, shall obtain Additional Approval for their personal trades from the General Counsel or the Chief Compliance Officer. The purpose of the Additional Approval for Investment Personnel, including the Principals, is to guard against actual or potential conflicts of interest in connection with the investment decision-making process. The Chief Compliance Officer's personal trades, if any, shall be subject to review and pre-approval by the General Counsel and the General Counsel's, if any, shall be subject to review and pre-approval by the Chief Compliance Officer.

          In order to obtain clearance for a personal Securities transaction, Employees must access their personal account on the StarCompliance system and click on the "File a Pre-Clearance Request" link. In order to submit a personal trade request, you will need to select the security (by symbol, cusip/sedol/isin, or description), transaction type, your Personal Brokerage Account, and indicate the number of shares you wish to purchase or sell. You will also need to indicate whether the trade request relates to an IPO or Private Placement. Once submitted, you will subsequently receive a reply from the internal email address "GROUP: PERSONAL TRADING CLEARANCE" indicating the disposition of your request.

          Employees with Personal Brokerage Accounts that are not on the StarCompliance system must obtain clearance for a personal Securities transaction by sending an email to the Fortress internal email address "GROUP:
PERSONAL TRADING CLEARANCE" and include the following information: (i) the name of the security; (ii) amount of the security; (iii) whether you are purchasing or selling; and (iv) the name of the Personal Brokerage Account in which you wish to trade.

          Pre-approvals for personal securities transactions generally expire at the end of the second trading day after which pre-approval was granted.

H. MAINTENANCE OF RECORDS

          The Compliance Department shall maintain, in an easily accessible place, the following records:

     1. A copy of the Firm's Personal Trading Policy that is or has been in effect during the preceding five years.

     2. A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the this Personal Trading Policy and the federal securities laws.

     3. A copy of each report made pursuant to this Personal Trading Policy within the preceding five years.

     4. A copy of any decision and reasons supporting such decision to approve an Employee's participation in an initial public offering or a private placement of Securities, made within the preceding five years.


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     5.   A copy of all written approvals of Securities transactions pursuant to Section G of this Personal Trading Policy.

     6. A copy of any record or report of violation of this Personal Trading Policy and any action taken as a result of such violation.


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CHAPTER 6: CODE OF BUSINESS CONDUCT AND ETHICS --GIFTS AND ENTERTAINMENT POLICY


          Please note that this Gifts and Entertainment Policy is a component of the Firm's overall Code of Business Conduct and Ethics, which spans Chapters 2 through 6 of this Manual.

A. INTRODUCTION

          The receipt or provision of gifts or entertainment may create the appearance of a conflict of interest or otherwise appear to improperly influence decision making by Fortress personnel or a person with whom the Firm is conducting business or seeks to conduct business. In certain circumstances, the receipt or provision of gifts or entertainment may also be in violation of law. Even where there is no violation of the law, you are prohibited from receiving or giving gifts or entertainment if it could give the impression of being done for an improper purpose or to compromise your judgment, regardless of its value. As such, Firm personnel may not accept, provide or solicit gifts, entertainment, favors, special accommodations or other things of value other than in accordance with the terms of this Policy. To be clear, this policy covers both giving and receiving gifts or entertainment and also prohibits Employees from using personal funds or resources to engage in an activity that is otherwise prohibited if done with Firm funds or resources.

A. GIFTS VS. ENTERTAINMENT

          Gifts and entertainment provided or received must be considered carefully in light of how the recipient may act, or be perceived to act. As will be discussed further below, gifts and entertainment (of any value) to government officials are prohibited unless you receive prior written permission from the Firm's Legal and Compliance Department.

          Our Policy distinguishes between gifts and entertainment. "Entertainment" is generally considered to be an activity in which the person or entity paying for it participates. A "Gift" is any item of value that does not involve engaging in an activity with the provider.

          To help understand the difference between gifts and entertainment, consider the following examples, but you should recognize that these are merely examples and that gifts and entertainment can come in many forms.

          GIFT: You receive two tickets to a concert from a Firm vendor. The vendor's personnel do not attend. The tickets are a gift.

          ENTERTAINMENT: You receive two tickets to a concert from a Firm vendor, and personnel from the vendor go with you. The concert is entertainment.

          GIFT: A potential counterparty pays your entry fee in a local golf tournament, but none of the counterparty's personnel will be participating in the tournament. The payment of the entry fee is a gift.

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          ENTERTAINMENT: A potential counterparty sponsors a golf tournament and you are invited to attend along with personnel from the potential counterparty. The golf tournament is entertainment.

          Of course, the same concepts apply in reverse when the Firm is providing the gift or entertainment.

B. GIFTS

          Firm personnel may not accept any gift with a value in excess of the "Gift Reporting Limit" (set forth below) from a party that conducts, seeks or may in the reasonably near future seek to do business with the Firm, without obtaining prior approval from the Legal and Compliance Department. The same Policy applies to providing gifts to such parties.

          A request for written approval should be sent to "GROUP: GE" and must include (i) the name of the person providing the gift, (ii) the name of the entity or business with which the person is associated, (iii) a description of the gift and (iv) the value of the gift (use an estimate if the value is unknown).

          The "Gift Reporting Limit"(8) you should refer to is based on the location of the office in which you are based as follows:


United States Offices:                                $100.00 (US)
United Kingdom Office:                                [pound]70.00 (GBP)
Germany, Italy, Ireland and Luxembourg                []80.00 (EUR)
Offices:
Australia Office:                                     $110.00 (AUD)
Hong Kong Office:                                     $800.00 (HKD)
Japan Office:                                         []10,300 (JPY)
Singapore Office:                                     S$130 (SGD)
China Office:                                         []620 (RMB)
Israel Office:                                        []370 (ILS)
Dubai Office:                                         [].[]370.00 (AED)

(8) The "Gift Reporting Limit" threshold set forth above does not apply to representatives of Fortress Capital Formation LLC, each of whom must seek preapproval for all gifts, irrespective of the cost associated with such gifts.

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          Employees that receive or give gifts that clearly fall below the applicable thresholds set forth above need not seek pre-approval.

C. CASH GIFTS

          Firm personnel may not give cash gifts or cash equivalents (such as gift certificates and the like) to, or accept cash gifts or cash equivalents from, any person or entity that does or seeks to do business with the Firm.

D. ENTERTAINMENT

          PRE-APPROVAL REQUIRED. The provision or receipt of Entertainment by Firm Employees must be reported and pre-approval must be obtained when:

          (1) the per person value of the Entertainment exceeds the Entertainment Reporting Limit (set forth below); or

          (2) Entertainment (irrespective of the value of said Entertainment) has previously been received from or provided to the same party during the same Firm fiscal quarter.

          A request for written approval should be sent to "GROUP: GE" and should include (i) the name of the person providing the entertainment, (ii) the name of the entity with which the person is associated, (iii) a description of the entertainment and (iv) the value of the entertainment (use an estimate if the value is unknown, as described below).

          The "Entertainment Reporting Limit" you should refer to is based on the location of the office in which you are based as follows:


United States Offices:                                $500.00 (US)
United Kingdom Office:                                [pound]350.00 (GBP)
Germany, Italy, Ireland and Luxembourg                []400.00 (EUR)
Offices:
Australia Office:                                     $550.00 (AUS)
Hong Kong Office:                                     $4,000.00 (HKD)
Japan Office:                                         []51,500 (JPY)
Singapore Office:                                     S$650 (SGD)
China Office:                                         []3,100 (RMB)
Israel Office:                                        []1,850 (ILS)
Dubai Office:                                         [].1.850.00 (AED)


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          PRE-APPROVAL NOT REQUIRED. In the normal course, Firm personnel may accept or provide "reasonable entertainment" under the Entertainment Reporting Limit without pre-approval or reporting. "Reasonable entertainment" does not include airfare, hotel accommodations, other forms of travel or any other activity that may reasonably be viewed as overly lavish, excessive or embarrassing to the Firm, regardless of whether it exceeds the Entertainment Reporting Limit. The provision or receipt of local ground transportation (i.e., distances up to 50 miles, or 80 kilometers, one way) is permissible.

E. CHARITABLE DONATIONS, POLITICAL CONTRIBUTIONS AND POLITICAL ACTIVITIES

          Payments to charities and to political candidates or political parties, as well as the donation of one's time to such causes or persons, can disguise bribe payments. The Firm limits its and its Employees' participation in these activities under the Code and the Anti-Corruption Policy.

                    1. CHARITABLE DONATIONS. Payment of Firm funds to any charitable organization must be approved in writing and in advance by the Legal and Compliance Department. Further, Employees must obtain the prior approval of the Legal and Compliance Department before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity.

                    2. POLITICAL CONTRIBUTIONS. Laws of certain jurisdictions, including applicable anti-bribery laws, as well as the Firm's Anti-Corruption Policy, may prohibit the use of Firm funds, assets, services, or facilities on behalf of a political party or candidate. Payments of Firm funds to any political party, candidate or campaign may only be made if permitted under applicable law, the Firm's Anti-Corruption Policy, and approved in writing in advance by the General Counsel or Chief Compliance Officer. As noted, such contributions are subject to the Firm's Anti-Corruption Policy, which is outlined in Chapter 7.

               (i) U.S. POLITICAL CANDIDATES AND ORGANIZATIONS

          All Employees are prohibited from making political donations to any person running for office at any level of government anywhere in the United States unless prior written waiver is obtained from the Legal and Compliance Department by emailing "GROUP: PD". This prohibition extends to donations to U.S. political parties, committees and other organizations that support political candidates in the United States. Spouses and dependents of Fortress personnel are permitted to make such donations with prior approval, which you must seek by sending an email to "GROUP: PD".

          Further, you must obtain the prior approval of the General Counsel or the Chief Compliance Officer before running for election or seeking appointment to any government-related position. In addition, your work time may be considered the equivalent of a contribution by the Firm. Therefore, you should not be paid by the Firm, and should not accept compensation from the Firm, for any time spent running for public office, serving as an elected official, or campaigning for, coordinating, or otherwise assisting in any way the campaign of a political candidate.

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               (ii) NON-U.S. POLITICAL CANDIDATES AND ORGANIZATIONS

          Employees who wish to make donations to political candidates who are running for office outside the United States must seek approval to do so on their own behalf and on behalf of their spouse or dependents by sending an email to "GROUP: PD". This policy also applies to making donations to political parties, committees and other organizations that support political candidates outside the United States.

F. ESTIMATING COST

          Where the cost of a Gift or Entertainment is unknown, you should use a good faith estimate to determine whether that Gift or Entertainment should be reported for pre-approval. For example, if the face value of a ticket to a sold out concert is $100.00, and you have reason to believe that the ticket's after-market value may be significantly higher, you should report that ticket (be it as a Gift or Entertainment, as the case may be) and seek pre-approval. If you have any uncertainty about whether a Gift or Entertainment is reportable and requires pre-approval, you should err on the side of reporting it.

G. HOLIDAY GIFT EXCEPTION TO THE GENERAL POLICY

          It is usual and customary during the "holiday season" (defined as the third Thursday in November through December 31st) to receive food and wine gifts of nominal value from persons or entities with whom the Firm conducts business. It is not necessary to report the receipt of such food and wine items during the holiday season. If, however, you believe (based on the exercise of your own good judgment and common sense) that any particular gift exceeds a nominal value such that it could reasonably embarrass the Firm or otherwise seems inappropriate, you should report it as you would any other gift. This "holiday season" exception applies only to food and wine gifts. Any non-food gifts sent or received during the holiday season is not covered by this exception and must be reported by sending an email to "GROUP: GE". This exception does not apply to the section below entitled "Special Restrictions."

          To send gifts of food or wine to business contacts, however, Fortress and its personnel must follow the pre-approval procedures described above. A request for written approval should be sent to "GROUP: GE" and must include (i) the name of the person providing the gift, (ii) the name of the entity or business with which the person is associated, (iii) a description of the food or wine gift and (iv) the value of the gift.

H. SPECIAL RESTRICTIONS

          BROKER-DEALERS. Fortress employees associated with the Firm's affiliated broker-dealer (Fortress Capital Formation LLC) are prohibited from giving gifts exceeding $100 in the aggregate i.e., total of all gifts by Fortress personnel in any calendar year to any prospective investor. As such, each representative must seek pre-approval before giving a gift to anyone the Firm does or may do business with. Further details of the policies applicable to registered representatives of Fortress Capital Formation LLC are included in its written Supervisory Procedures.

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          GOVERNMENT OFFICIALS. Firm personnel may not provide Gifts or
Entertainment of ANY VALUE to "government officials" or their families, including foreign government officials, without the prior written approval of the General Counsel or Chief Compliance Officer. In certain countries around the world, where governments still own or control many banks, financial institutions, airlines, petroleum concerns, power companies, manufacturers and other regulated industries, the employees of these types of institutions may be considered "government officials." This would also apply to sovereign wealth funds. If you have any doubt about who you are dealing with, seek guidance from a member of the Legal and Compliance Department.

          PERSONS WHO WORK FOR A U.S. STATE GOVERNMENT OR U.S. STATE OR MUNICIPAL PENSION FUND. Firm personnel may not provide Gifts or Entertainment of ANY value to persons who work for a state or municipal government or pension fund (E.G., the California State Teachers Retirement System ("CalSTRS") or the Pennsylvania State Employees Retirement System ("PASERS"), including without limitation, advisors and/or consultants to such entities, without the prior written approval of the Chief Compliance Officer (or his authorized designee).

I. GIFTS AND ENTERTAINMENT RECORD-KEEPING REQUIREMENTS

          The Firm and its Employees must maintain books and accounting records that accurately and fairly reflect all transactions with and dispositions to third parties, including gifts and entertainment expenses as discussed in this Chapter. These record-keeping requirements apply to all payments, not merely those that would be material in the traditional financial sense or that necessitate preapproval. Accordingly, Employees must be timely and complete when preparing all reports and records required by the Firm's policies and procedures.

          The making of false or misleading entries, records or documentation violates the law, the Code and the Policy. You must never create a false or misleading report or make a payment or establish an account on behalf of the Firm with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents. Our Policy strictly prohibits the manipulation of the Firm's books and records in an effort to mask such transactions, either by characterizing them in some oblique way, or by omitting them from the Firm's books entirely. No undisclosed or unrecorded accounts are to be maintained for any purpose.

          If you have any doubts or questions as to whether your conduct is permissible under the Policy or the Code, you must promptly contact a member of the Firm's Legal and Compliance Department. The record-keeping requirements of the FCPA and Bribery Act are also discussed in Chapter 7 of this Manual.

J. WAIVERS

          The Chief Compliance Officer or the General Counsel may grant written waivers of this Policy.

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